BARK Announces Receipt of Preliminary Non-Binding Indicative "Take Private" Proposal

NEW YORK, January 9, 2026 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced that its Board of Directors (the "Board") has received a preliminary non-binding indicative proposal letter (the "Letter"), as noted in a Schedule 13D filing made January 9, 2026, from Great Dane Ventures, LLC (“Great Dane”), comprised of a group of the Company’s current stockholders, including Matt Meeker, the Company’s Chief Executive Officer and Executive Chairman of the Board, RRE Ventures, Resolute Ventures, Founders Circle Capital and Ironbound Partners Fund (collectively, the “Stockholder Group”). The Letter proposes that Great Dane would acquire all of the outstanding shares of the Company’s common stock not already beneficially owned by the Stockholder Group or their affiliates, in an all-cash transaction, for $0.90 per share (the “Proposal”).

The Board has formed a special committee consisting of independent and disinterested directors to consider the Proposal (the “Special Committee”). The Special Committee will retain independent advisors, including independent financial and legal advisors, to assist it in this process.

The Board cautions the Company's stockholders and others considering trading the Company's securities that the Board has just received the Proposal and the Special Committee has not had an opportunity to carefully review and evaluate the Proposal or make any decision with respect to the Company's response to the Proposal. There can be no assurance that any definitive offer will be made, that any definitive agreement will be executed relating to the Proposal or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, food, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; BARK in the Belly, a premium dog food and consumables line that donates 100% of food profits to fight canine hunger; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward-Looking Statements
This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Actual results and outcomes could differ materially from any results or outcomes made or implied in such forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, risks and information included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 10, 2025, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements except as required by law.
Contacts

Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com
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